Exhibit 11: Statement Re Computation of Per Share Earnings

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations (in thousands, except per share data):

-------------------------------------- -----------------------------------
                                                Three Months Ended
                                                     March 31,
                                             1999              1998
-------------------------------------- ---------------- ------------------
Numerator - Net Income                         $ 8,315            $24,136

Denominators:
  Basic shares outstanding                      49,595             51,827
  Dilutive option effect                           519                730
-------------------------------------- ---------------- ------------------
  Dilutive shares outstanding                   50,114             52,557
EPS:
  Basic                                          $0.17              $0.47
  Diluted                                        $0.17              $0.46
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